05 February 1997



Mercury Finance Company
Suite 340
100 Field Drive
Lake Forest, Illinois  60045

     Re:  Development Specialists, Inc. ("DSI")
          Retention and Letter of Engagement

Gentlemen:

Please accept this letter as our firm's formal written proposal to provide consulting services to Mercury Finance Company and its wholly-owned subsidiaries (collectively, "Mercury") in connection with its financial restructuring.

In general, members of DSI will provide to Mercury those services which are normally the function of its Chief Financial Officer, which include the following:

     1. To review Mercury's overall business plan designed to restore the confidence of Mercury's lenders, creditors, and ownership. Our role in this review will be to "flesh-out" its present structure, augment it where necessary, and proceed to facilitate its implementation in the context of the overall restructuring.

     2. In connection with our review and implementation of the business plan, we will review all current operating and overhead expenses to determine if such outlays are reasonable and necessary under the circumstances, and to insure that Mercury's financial expenditures are as conservative as possible in the context of any pending restructuring.

     3. Members of our firm will review and analyze all real and personal property leases, this with respect to continuing endeavors focussed on the streamlining of the business's operations, its costs, and its competitiveness in the marketplace.

     4. We will assist Mercury's CEO as requested in his negotiations with Mercury's lenders.

     5. We will monitor and control Mercury's accounting department, including cash management, financial reporting and budgeting.

     6. In the event that a bankruptcy filing becomes imminent, we will provide pre-bankruptcy planning, as well as assistance in the preparation of the bankruptcy schedules and implementation of the various reporting systems that will be required to be submitted to the Bankruptcy Court and the United States Trustee on a periodic basis.

     7. Members of DSI will provide any other task as may be reasonably requested by Mercury.

A number of our firm's personnel have experience in sub-prime and finance company restructurings. Although we have not yet made the determination as to the specific members of our staff who will be assigned to this particular project, we have listed below certain of the DSI personnel (along with their corresponding billing rates) who would likely constitute the core group from within which our firm would assemble a team for this matter. These individuals are:

          Fred C. Caruso              $280.00/hour
          Patrick J. O'Malley         $250.00/hour
          Steven L. Victor            $230.00/hour
          Bradley D. Sharp            $230.00/hour
          George E. Shoup             $125.00/hour
          Howard K. Katz              $120.00/hour
          Jonathan D. Carter           $75.00/hour

These rates are adjusted on January 1st of each year to reflect advancing experience, capabilities, and seniority of our professionals as well as general economic factors. The services of Mr. William A. Brandt, Jr., president of DSI, will not be invoiced at his standard hourly rate under this engagement letter, but will be compensated per the terms of the employment agreement between Mr. Brandt and Mercury.

In order to commence work under this proposed Agreement, DSI would request a retainer fee in the amount of $250,000.00. DSI would then invoice Mercury on a semi-monthly basis (or any other reasonable time frame agreed upon by the parties) for fees earned and expenses incurred for the time period in question. Mercury shall pay such invoices within five (5) days of receipt and the $250,000.00 retainer shall remain in place until our tasks are complete or until our Agreement is terminated. When either of the above occur, DSI will issue a final billing within seven (7) working days and, if such invoice is less than $250,000.00, remit the balance of the retainer within five (5) working days; however, if said invoice is greater than $250,000.00, Mercury shall remit such amount to DSI within five (5) days of receipt of the final billing.

This Agreement may be terminated by either party upon written notice of two (2) days.

Mercury would under this proposal indemnify Development Specialists, Inc. and each and every one of the personnel employed by it who would work on this particular project, as well as DSI officers, directors, employees and agents from and against any and all claims, liability, loss, cost, damage or expense (including reasonable attorney's fees) asserted against it or any of its individual personnel, or incurred by DSI or its personnel, by reason of or arising out of this Agreement or performance under this Agreement, except where primarily caused by the willful misconduct, dishonesty, fraudulent act or omission, or gross negligence of any of the DSI personnel specifically assigned to this project, as well as any officers, directors, employees, or agents of DSI.

It is my belief that this short proposal/Agreement letter sufficiently encompasses all of the terms and conditions under which Mercury and DSI would enter into this proposed retention arrangement. If you are in agreement with the various terms and conditions of this proposal, I would ask that you indicate your acceptance of the proposal by signing an original copy of this Agreement on the signature lines below and then by returning one of the fully-executed Agreements to our Chicago offices.

Should either you or your directors or counsel have any questions, comments or concerns, or require additional clarification or information, please do not hesitate to call.

Very truly yours,

/s/ Fred C. Caruso
    Fred C. Caruso

FCC/pf

cc:  Mr. Bruce L. McPhee
     Mr. Lewis S. Rosenbloom
     Mr. William A. Brandt, Jr.


Accepted by:  Mercury Finance Company

     By:  Bruce McPhee
     Title:  Director

     Date: